EXHIBIT 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TRIDENT BANCSHARES, INC.

These Amended and Restated Articles of Incorporation of Trident Bancshares, Inc. (the “Corporation”) were duly approved and adopted by the sole shareholder of the Corporation upon the recommendation of the Board of Directors pursuant to Section 14-2-1003 of the Georgia Business Corporation Code.

1.     NAME. The name of the Corporation is: “Trident Bancshares, Inc.”

2.     AUTHORIZED CAPITAL.

(a)    The total number of shares of capital stock which the Corporation is authorized to issue is twenty five million (25,000,000) shares, divided into twenty million (20,000,000) shares of common stock, $0.01 par value, and five million (5,000,000) shares of preferred stock, $0.01 par value (the “Preferred Stock”).

(b)    The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determining the following:

(i)    The number of shares constituting that series and the distinctive designation of that series;

(ii)    The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)    Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)    Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)    Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)    The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)    Any other relative rights, preferences and limitations of that series.

(c) 1,200,000 shares of the Preferred Stock shall be designated the “Series A Preferred Stock.” The Board of Directors of the Corporation shall have the authority to issue up to 1,200,000 shares of Series A Preferred Stock with the following preferences and rights:

(i)    Voting Rights. Each outstanding share of Series A Preferred Stock shall have only those voting rights required by law. On those matters on which the holders of the Series A Preferred Stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the Corporation.

(ii)    Dividends. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distribution of dividends, when, as and if declared by the Board of Directors, and shall receive out of any assets of the Corporation legally available therefore, dividends in a per share amount equal to 105% of that paid on the shares of Common Stock prior to the payment of any dividends to the holders of the Common Stock. The shares of Series A Preferred Stock shall be non-cumulative with respect to dividends, and the Corporation shall have the right to waive the declaration of payment of dividends. Any dividends waived by the Corporation shall not accumulate to future periods and shall not represent a contingent liability of the Corporation.

(iii)    Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of the Series A Preferred Stock shall share ratably with the holders of the Common Stock based on their respective number of shares, regardless of class or type, based on an assumed conversion of the Series A Preferred Stock into shares of Common Stock on the basis of one-for-one, subject to the provisions of subsection (vi) below.

(iv)    Convertibility. The Series A Preferred Stock shall automatically convert into shares of the Corporation’s Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control (as defined below); provided, however, that such conversion shall be conditioned upon the closing of any such Change of Control and the holder entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall be deemed to have converted such shares of Series A Preferred Stock immediately prior to the closing of such Change of Control of the Corporation. For purposes of this subsection, a Change of Control shall mean the consummation of (A) a merger, share exchange, consolidation or other business combination of the Corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the

Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, share exchange, consolidation or business combination; or (B) a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

(v)    Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares, or stock dividend, appropriate adjustment shall be made by the Board of Directors of the Corporation in the number, and relative terms, of the shares of Series A Preferred Stock.

(vi)    Conversion/Redemption/Preemptive Rights. Except as provided herein, the Series A Preferred Stock shall have no conversion rights, redemption rights or preemptive rights.

(vii)    Notices. All notices required or permitted to be given by the Corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice.

3.    REGISTERED AGENT AND REGISTERED OFFICE. The name and address of the initial registered agent and the registered office of the Corporation shall be as follows:

Michael P. Marshall, Jr.

Miller & Martin PLLC

1170 Peachtree Street, N.E., Suite 800

Atlanta, GA 30309

4.    PRINCIPAL OFFICE. The mailing address of the initial principal office of the Corporation is:

4151 Ashford Dunwoody Road, Suite 250

Atlanta, GA 30319.

5.    BOARD OF DIRECTORS.

(a)    The Board of Directors shall be divided into three (3) classes, Class I, Class II, and Class III which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office of each Class of directors, the directors of each Class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

(b)    Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 5 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

6.    BYLAWS.

(a)    Except as provided in paragraph (b) of this Article 6, the Board of Directors shall have the right to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall also have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)    Notwithstanding paragraph (a) of this Article 6, any amendment of the bylaws of the Corporation establishing or changing the number of directors shall require the affirmative vote of two-thirds of all directors then in office or the affirmative vote of two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

7.    REMOVAL OF DIRECTORS.

(a)    At any shareholders’ meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed without cause only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)    At any shareholders’ meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed with cause by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors. In addition to the rights set forth in the preceding sentence, the Board of Directors may also remove a director for cause by the affirmative vote of a majority of all the directors then in office.

(c)    For the purpose of this Article 7, a director of the Corporation may be removed for cause if: (i) the director had been convicted of a felony; (ii) any bank regulatory authority having jurisdiction over the Corporation requests or demands the removal; (iii) the director is adjudicated an incompetent by a court; (iv) at least two-thirds (2/3) of the directors of the Corporation then in office, excluding the director to be removed, determine that the director’s conduct has been inimical to the best interest of the Corporation; or (v) the director was an employee or duly elected officer of the Corporation or any of its subsidiaries and was discharged or resigned at the request of the Board of Directors of the Corporation or of any of its subsidiaries for reasons relating to the performance of his or her duties as an employee or officer of the Corporation or any of its subsidiaries.

(d)    Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 7 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

8.    PERSONAL LIABILITY OF DIRECTORS.

(a)    A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

(i)    any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii)    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)    the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (the “Code”) dealing with unlawful distributions of corporate assets to shareholders; or

(iv)    any transaction from which the director derived an improper personal benefit.

(b)    Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(c)    Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 8 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

9.    INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Corporation shall, to the fullest extent permitted by the provisions of the Code, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Code. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

10.    ACTION WITHOUT MEETING. Any action required by law or by the bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days after taking such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

11.    CONSIDERATION OF CERTAIN BUSINESS TRANSACTIONS.

(a)    In any case in which the Code or other applicable law requires shareholder approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to any other corporation, person or other entity, approval of such actions shall require either:

(i)    the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote; or

(ii)    the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.

(b)    The Board of Directors shall have the power to determine for the purposes of this Article 11, on the basis of information known to the Corporation, whether any sale, lease or exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

(c)    Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 11 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

12.    CONSTITUENCIES.

(a) The Board of Directors, when evaluating any offer of another party (i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or effect a share exchange or similar transaction with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ then-estimate of the future value of the Corporation as an independent entity.

(b) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 12 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

13.    SEVERABILITY. Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

IN WITNESS WHEREOF, the undersigned has caused these Amended and Restated Articles of Incorporation to be executed this          day of                     , 2008.

TRIDENT BANCSHARES, INC.

By:

Pin Pin Chau, President and CEO